BEFORE THE PUBLIC SERVICE COMMISSION
                      OF WEST VIRGINIA



In the Matter of the Petition of        *
Monongahela Power Company               *    Case No. _______________
for Transfer of Generation Assets       *




                          PETITION



     NOW COMES Monongahela Power Company, dba Allegheny

Power, ("Mon Power") and hereby petitions the Public Service

Commission of West Virginia ("Commission") for consent and

approval to transfer, at book value, its West Virginia

jurisdictional generation assets to its affiliate, Allegheny

Energy Supply Company, LLC, its successors and assigns, on

or after January 1, 2001.  In support of this petition, Mon

Power respectfully states as follows:

1.   Monongahela Power Company is a public utility

     corporation organized and existing under the laws of the

     State of Ohio, providing retail electric service to

     customers in West Virginia, and has its principal place of business at 1310 Fairmont Avenue, Fairmont, West Virginia

     26555-1392.

2.   Allegheny Energy Supply Company, LLC ("Allegheny Energy

     Supply") is a Delaware limited liability company and is an unregulated energy supply affiliate of Mon Power.  Allegheny

     Energy Supply owns about 6200 megawatts of generation,

     including generation previously owned by its affiliates,



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     West Penn Power Company, The Potomac Edison Company ("PE")

     and AYP Energy.

3.   On May 26, 2000, Mon Power and PE filed a petition to

     transfer their West Virginia jurisdictional generation

     assets to Allegheny Energy Supply, Case No. 00-801-E-PC.  On

     June 16, 2000, the Commission issued an Order in that

     proceeding and found that the filing was unnecessary for the

     PE jurisdictional generation assets because the Commission had approved the transfer of PE jurisdictional generation

     assets on or after July 1, 2000, in its Order of January 28,

     2000, in Case No. 98-0452-E-GI.  The Commission made no such finding with regard to the Mon Power jurisdictional

     generation assets and dismissed that proceeding for both

     companies.

4.   On June 19, 2000, the Consumer Advocate Division of the

     Public Service Commission filed a petition to intervene, to reopen proceedings and for the Commission to reconsider its

     June 16 decision.  In addition to reopening and

     intervention, the CAD asked that the Commission assert

     jurisdiction over the petition by Mon Power and PE and that the Commission grant the petitions subject to certain

     conditions.

5.   On June 23, 2000, Mon Power, PE, CAD and Commission

     Staff filed a Stipulation and Recommendation

     ("Stipulation"), attached hereto as Exhibit A, agreeing to a resolution of Case No. 00-801-E-PC.  The Stipulation

     recommended that the Commission conduct a post-transfer

     review of the PE assets and a pre-transfer review of the Mon

     Power assets.

6.   The PE post-transfer review filing is being made this

     same day by separate petition.

7.   With regard to Mon Power, the parties agreed in

     paragraph 4 of the Stipulation as follows:

          "The Parties agree that a similar filing as referenced above in paragraph 3 [of the Stipulation] should occur for Mon Power generation before any transfer of Mon Power's generation assets may occur, including any transfer after the starting date of the Commission's Plan for Restructuring of
          Electric Utilities and Customer Choice.  Mon
          Power shall file with the Commission similar information as referenced in paragraph 3 above detailing the Mon Power generation assets and related assets to be transferred at least sixty days before it intends to transfer its generation assets. Any unresolved concerns with regard to specific assets/accounts/values will be filed by any party within 20 days of the filing. If no concerns are filed, the parties agree that the Commission should issue an Order approving the transfer, with appropriate conditions as herein stipulated below in this paragraph, on or before the 60th day following the filing. Should a concern be filed, then the Commission should establish a procedural schedule to rule on such matter on or before the 60th day following the filing.
          The parties agree that the Mon Power asset transfer may occur on or prior to January 1, 2001 or anytime thereafter. Whether such transfer occurs before or after the starting date of the Commission's "Plan", the rate protections, consumer protections, capacity protections and tax neutrality protections to state and local governments in the Commission-approved deregulation plan will be adhered to by Mon Power as a condition of the transfer.
          The parties also agree that this stipulation is consistent with the deregulation plan and the protections therein."

8.   By Commission Order dated June 23, 2000 ("Order"), the

     Commission granted the CAD's request for intervention and

     reopening and reopened the case for the purpose of issuing a further order.  The Commission noted in the Order that it

     has no objection if Mon Power and the signatory parties

     proceed pursuant to the Stipulation.  The Commission also



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     noted that the procedure outlined in the Stipulation for Mon

     Power to follow before any transfer of its generation assets was not dispositive of the issue of approval of transfer of generation assets in advance of the starting date.<F1>

9.   The Order also stated that the Mon Power filing should

     contain a full and complete description of the assets to be transferred and a detail of the book value of the transfer of assets.

10.  Attached hereto as Exhibit B is a summary listing of

     the jurisdictional generation assets to be transferred and their book values.

11.  The pollution control debt related to Mon Power

     generation facilities will be transferred to Allegheny

     Energy Supply and will become an obligation of Allegheny

     Energy Supply.  Additionally, at the time of transfer, $100 million of then-existing other Mon Power debt will transfer to Allegheny Energy Supply.

12.  Attached hereto as Exhibit C is a pro forma balance

     sheet for Mon Power that shows the balance of assets,

     capitalization and liabilities on Mon Power's books before the transfer, the generation-related amounts to be

     transferred, and the balances that will remain on Mon

     Power's books after the transfer.

13.  Attached hereto as Exhibit D is the detail by FERC

     subledger account of the asset costs.  Exhibits B, C and D are as of May 31, 2000.


<F1> Pursuant to the Stipulation, Mon Power has agreed to make a filing with the Commission before any such transfer.
Section 4 of the Deregulation Plan , however, provides that "an incumbent generation electric utility shall [after the starting date] have full right and authority, without seeking any further Commission approval, to sell, transfer or assign all or any portion of its generating assets, including to an affiliate of the incumbent electric utility at book value."

14.  Attached hereto as Exhibit E are the proposed and

     likely journal entries to reflect the transfer of the Mon

     Power jurisdictional generation assets and associated

     balance sheets accounts at book value.

15.  Actual values transferred will be those at the time of

     transfer but should not be substantially different than

     those shown in the Exhibits.  Mon Power will provide an

     informational filing after the proposed transfer to all

     parties of the actual balances transferred.

16.  With regard to the Ohio jurisdictional portion of Mon

     Power's generation, the Ohio Legislature passed Amended

     Substitute SB3 in July, 1999, which deregulated all

     generation in Ohio beginning January 1, 2001, and permitted the transfer of generation to an affiliate without further

     Ohio approval.  Mon Power has additionally entered into a

     Stipulation resolving its restructuring case in Ohio which confirms the transfer of Mon Power Ohio jurisdictional

     generation on or after January 1, 2001.  Accordingly, Mon

     Power intends to make such transfer of its Ohio portion of generation assets on or after January 1, 2001.  Mon Power

     represents that it is important to transfer its West

     Virginia jurisdictional generation assets at the same time as the Ohio jurisdictional generation assets, since they are portions of the same physical assets, in order to avoid

     duplicative and additional closings and financings, and the expenses associated therewith.

17.  The Order in Case No. 00-0801-E-PC also stated Mon

     Power must seek a finding by the Commission that its

     proposed disposition of generation assets complies with the terms and conditions of the Deregulation Plan. Mon Power asserts that the proposed transfer is in compliance with the

     Deregulation Plan for the following reasons:

          A.   Section 4 of the West Virginia Plan for

     Customer Choice of Electric Power suppliers, Open

     Access to Electricity Transport Systems and

     Deregulation of Power Supply Plan ("Deregulation Plan")

     entitled "Deregulation of  Generation" states:

          "Effective with the starting date for
          any incumbent generation electric
          utility, the Commission shall cease to
          have any jurisdiction or authority over
          the generating assets of such incumbent
          generation electric utility, and such
          incumbent electric generating utility
          shall thereafter have full right and
          authority, without seeking any further
          Commission approval, to sell, transfer
          or assign all or any portion of its
          generating assets, including to an
          affiliate of the incumbent electric
          utility at book value."

          It was contemplated by the parties that the

     starting date would be January 1, 2001, or very close

     thereto, and that transfer would occur at that time.

          B.   Protections will be in place, such as power

     supply agreements or a lease arrangement, to insure a

     reliable energy supply to meet the energy needs of Mon

     Power customers.  After the transfer, the Mon Power

     West Virginia customer load will be met by an

     arrangement between Allegheny Energy Supply and Mon

     Power to make available to West Virginia customers

     power supply sufficient to meet load requirements at

     the existing established rates.  The transfer of assets

     will be invisible to customers.  Allegheny Energy

     Supply would be free to satisfy the West Virginia

     regulated service load requirements either by dispatch

     of generation facilities or purchases in the market.

     Allegheny Energy Supply will own and operate the generation facilities and will incur all operating costs and capital addition costs for the transferred

     generation assets.

          C.   Extensive rate protections are in place to

     insure providing electricity to West Virginia customers

     at existing established rates and maintaining those

     stable rates for customers through a long transition

     period.  Mon Power agreed to a long term rate freeze as

     detailed in Section 9 of the Deregulation Plan, with

     some possible modification beginning in year five or

     due to financial integrity issues.  Additionally, Mon

     Power agreed to implement, as part of the overall plan,

     a rate decrease of 3% for large commercial and

     industrial customers beginning July 1, 2000.  Mon Power

     further agreed to contribute to a rate stabilization

     deferral account in the amount of $56.75 million.

     These rate decreases and rate stabilization/freezes go

     hand in hand with the transfer of generation assets.

          D.   Tax protections to state and local

     governments are a precondition to transfer and have

     been agreed to by Mon Power.

          E.   The transfer is consistent with the

     Legislature's Resolution 27 that passed the

     Deregulation Plan.  The Legislature found no concern

     with the transfer of generation assets but delayed the

     implementation of customer choice for necessary tax

     changes.  The Resolution passed by the West Virginia

     Legislature found that the Deregulation Plan was

     consistent with the legislative findings set forth in

     West Virginia Code 24-2-18a, that it prescribed

     procedures and standards for marketing of power supply in the state, and further it resolved all issues necessary to provide for an orderly transition from the

     current regulated structure to a system of direct

     retail access in a fully workable competitive power

     supply market in a manner that is fair to customers,

     electric utilities and other affected parties

     (Resolution at pp. 2 and 3).  The Legislature's

     condition of necessary tax changes is fully consistent

     with the Commission's previous intent and desire to

     submit to the West Virginia Legislature, in the 2001

     session, the necessary tax changes to preserve tax

     revenue.  Mon Power represents that the transfer of its

     jurisdictional generation assets is consistent with the

     West Virginia resolution HCR 27 and will preserve tax

     revenues for state and local governments and not

     adversely impact said tax revenues.

          F.   The other parties to the Stipulation, Staff

     and CAD, have represented that the Stipulation,

     including transfer of Mon Power generation assets

     before the starting date, is consistent with the

     Deregulation Plan and the protections therein.  (See

     paragraph 4 above.)

18.  Mon Power has partial ownership in an affiliated

     company, Allegheny Generating Company ("AGC"), that owns

     generating capacity in the Bath County pumped storage

     generating station.  Mon Power's stock in AGC will be

     transferred to Allegheny Energy Supply, along with any

     obligations Mon Power has to AGC.  Mon Power's investment in

     AGC is included in FERC Account 123, Investments in

     Subsidiary Companies.  This transfer is shown on Exhibit C.

     Also, there may be assignments of contractual obligations

     for the power supply business from Mon Power to Allegheny

     Energy Supply, not represented by assets or liabilities on

     Mon Power's books.  These could include purchased power

     contracts (non-PURPA), non-affiliated sales contracts, fuel contracts, rights and obligations under the Ohio Valley

     Electric Cooperative Power Agreement, and other items

     related to power supply.

19.  Mon Power represents that the proposed transfer of Mon

     Power generation assets to Allegheny Energy Supply, is

     consistent with the Plan, was contemplated by the parties to occur on or after January 1, 2001, and should be approved by the Commission.

20.  Mon Power represents that the terms and conditions

     hereof are reasonable, that neither party is given any

     advantage over the other, and that the transaction does not adversely affect the public in this State.  In fact, the

     transaction promotes restructuring the electric generation supply market in West Virginia and assists the development of a competitive market for power supply.

21.  Mon Power further represents that no purpose will be

     served by the giving of formal notice or the conducting of a hearing concerning the approval and confirmation sought

     herein and that Mon Power and its customers would be

     convenienced by the waiving of formal notice and hearing in regard thereto.

22.  Mon Power respectfully requests that the Commission

     adhere to the procedural schedule agreed to among Staff, CAD and Mon Power to the greatest extent feasible.  That

     Stipulation regarding the procedural schedule established a

     20-day period after Mon Power's filing for a party to file any concerns, and, further, that the Commission would rule on the Mon Power petition within 60 days of the filing.

     (See paragraph 4 of Stipulation set forth infra on page 2.)



     WHEREFORE, Monongahela Power Company hereby requests

consent and approval for it to transfer its West Virginia

portion of electric generation assets to its affiliate,

Allegheny Energy Supply, its successors and assigns, at book value on or after January 1, 2001, pursuant to the

Commission's plan to restructure the electric generation

supply market in West Virginia.

                              Respectfully submitted,

                              MONONGAHELA POWER COMPANY
                              dba Allegheny Power

By Counsel

_______________________________
Gary A. Jack, Esq.
Robert R. Winter, Esq.
Michael A. Albert, Esq.
Allegheny Power
1310 Fairmont Avenue
Fairmont, WV 26554
(304) 367-3423



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                        VERIFICATION


STATE OF WEST VIRGINIA,

COUNTY OF MARION,    TO WIT

      David R. Murphy, Manager, Rate Relations, Allegheny

Energy, after being duly sworn, says that the facts and

allegations set forth in the foregoing Petition are true,

except insofar as they are stated to be on information, he

believes them to be true.





                                   __________________________
                                   David R. Murphy



      Taken, sworn to and subscribed before me this ______

day of __________________________, 2000.



                         __________________________________
                         Notary Public in and for said County


      My commission expires __________________________.